Exhibit 10.18

AGREEMENT OF LEASE

BETWEEN

EAGLE ROAD, LLC

AND

CAM 2 TECHNOLOGIES, LLC

For Premises Located At:

41 Eagle Road

Danbury, Connecticut 06813

Dated: September 9th 2019

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Table of Contents

(Continued)

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THIS AGREEMENT OF LEASE (this “Lease”) made this 9th day of September, 2019, between EAGLE ROAD, LLC, a Connecticut limited liability company, with an address in care of Powers Construction, P.O. Box 581, 7 Finance Drive, Danbury, Connecticut 06813 (the “Landlord”) and CAM 2 TECHNOLOGIES, LLC, a Connecticut limited liability company with a mailing address at 6 Finance Drive, Danbury, Connecticut 06810 (the “Tenant”).

WITNESSETH AS FOLLOWS:

1.DEFINITIONS.

1.1As used in this Lease, the following words and phrases shall have the meaning indicated:

(a)“Additional Rent”: All amounts payable by Tenant to Landlord under this Lease other than Fixed Rent, whether or not expressly stated to constitute Additional Rent.

(b)“Affiliate(s)”: As to any Person, any other person which Controls or is under common Control with, or is Controlled by such Person.

(c)“Building”: Those attached buildings (sometimes known as buildings 1, 4 and 5) which are collectively known as 41 Eagle Road, Danbury, Connecticut 06813 and containing a total of 208,000 square feet.

(d)“Business Day”: Any day other than:

(i)	A Saturday or Sunday; or
(ii)	A federal or state holiday.
(e)	“Commencement Date”: February 15, 2020.

(f)“Control(s) (led)”: The direct or indirect ownership of more than fifty (50%) percent of all the voting stock of a corporation or more than fifty (50%) percent of the legal and equitable interests in any other type of business entity.

(g)“Fee Mortgagee”: Any holder of a loan secured by a mortgage on, or deed of trust with respect to, Landlord’s fee simple interest in the Building and/or the Premises or any part thereof, now or hereafter existing.

(h)“First Renewal Term”: A period of five (5) years commencing February 15, 2020 and ending November 30, 2029.

(i)“Fixed Rent”: The annual rent described in Section 5 of this Lease.

(j)“Governmental Entity”: Any federal, state, county, village, township or local government or quasi-government agency, department, office, board or bureau having jurisdiction over the Premises or any portion thereof.

(k)“Initial Term”: A period commencing on the Commencement Date and ending September 30, 2024.

(I)“Land”: That parcel of real property upon which the Building is located more particularly described on Exhibit A attached hereto and made a part hereof.

(m)“Laws”: All laws, statutes, ordinances, rules, regulations, orders, restrictions and other requirements of any Governmental Entities, present or future, having jurisdiction over or affecting the Premises or the terms and conditions of this Lease, including, (without limitation), the Americans with Disabilities Act, as the same may be amended from time to time.

(n)“Lease Year”:

(i)The twelve (12) month period commencing on the Commencement Date; and

(ii)Each twelve (12) month period commencing on each anniversary of the Commencement Date, but with the final’. Lease year in any event ending on the last day of the Initial Term or any Renewal Term.

(o)“Tenant’s Personalty”: Those items of Tenant’s personal property now or hereafter situated at the Premises and more particularly described in Section 19 below.

(p)“Permits”: All licenses, permits and other written authorizations necessary to permit the construction, development, ownership, use and occupancy of the Premises in full compliance with the Laws.

(q)“Person”: A natural person, a partnership, a corporation or any other form of business or legal association or entity.

(r)“Premises”: Approximately 6,083 rentable square feet of space in the Building, which Premises are more particularly depicted in Exhibit B attached hereto and made a part hereof and are a part of the Building sometimes referred to as Building l.

(s)“Real Estate Taxes”: All taxes, assessments, water and sewer rents, and other charges levied upon the ownership of the Land and the Building by any public or quasi-public authority having jurisdiction. Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax, or capital levy or taxes, license fees or other charges on the Rent received by Landlord.

(t)”Renewal Option”: Tenant’s option to lease the Premises for the Renewal Terms, as described in Section 23 below.

(u)“Renewal Terms”: A collective reference to the First Renewal Term and any other renewal term as may go into effect.

(v)“Rent”: The Fixed Rent and the Additional Rent together.

(w)“Term”: The Initial Term and any exercised Renewal Term.

Certain other words and phrases are defined elsewhere in this Lease, and are indicated by the use of initial capital letters.

2.	PREMISES.

2.1In consideration of the Rent hereby reserved and the covenants herein contained and on the part of Tenant to be paid, performed and observed, Landlord does hereby demise and lease unto Tenant, and Tenant hereby hires from Landlord, the Premises for the Initial Term, unless sooner terminated pursuant to any provision of this Lease or pursuant to law.

2.2It is agreed, stipulated and understood Tenant shall accept the Premises absolutely and irrevocably in an “as is” condition on the date hereof, and Tenant hereby expressly warrants and stipulates that except as may be hereinafter expressly set out, neither Landlord, nor any agent or employee of Landlord has made any representation or warranty of any description whatsoever with respect to the Premises or any matters or circumstances related to or affecting the same.

2.3On the Commencement Date, the Premises will be delivered to Tenant vacant and in broom clean condition and free of all tenancies.

2.4Landlord shall permit Tenant and Tenant’s agents or contractors to enter onto the Premises prior to the Commencement Date in order to prepare the Premises for occupancy by Tenant, all of which work shall be carried out at Tenant’s sole cost and expense and in full compliance with the provisions of Article 10 below, and which work may include the installation of telephone and computer wiring.

3.	USE AND COMPLIANCE.

3.1Subject to Tenant’s compliance with applicable laws and regulations, Tenant may use the Premises for office, warehouse and distribution and any legally permitted use (each, a “Permitted Use”) provided that Tenant shall not permit, allow or cause any obnoxious, disturbing or offensive odors, fumes, gas, noise, or any smoke, dust, steam or vapors, or allow sound or vibration, to originate in or to be emitted from the Building so as to constitute a nuisance and Tenant shall not use the Premises in any other manner which has the effect of causing a nuisance to other occupants of the business park in which the Premises are situated (the “Park”) or which would materially detract from the value or character of the Premises or the Park. Notwithstanding the generality of the foregoing, Tenant shall not use the Leased Premises for any purpose which would constitute an “Establishment” as the same is defined by C.G.S. §22a-134 et. seq. Tenant covenants and agrees that it will not use, occupy or permit the Leased Premises to be used or occupied for any unlawful or illegal purpose, business or use, nor for any business or use or purpose reasonably deemed by Landlord to be disreputable or unreasonably hazardous, or in such manner as to constitute a nuisance of any kind. Tenant covenants and agrees to comply at Tenant’s expense with all local, state and federal laws and regulations affecting the Leased Premises and its use thereof and to obtain and retain all necessary certificates, licenses, authorizations, registrations, permits, environmental and zoning resolutions and/or approvals necessary for the operation of its business at the Leased Premises. Tenant acknowledges and agrees that Landlord is not making any representations or warranties concerning the Tenant’s ability to occupy the Leased Premises for the forgoing use and Tenant shall conduct its own due diligence with respect to its ability to conduct its business under applicable laws and regulations

3.2Landlord shall, at Landlord’s sole cost and expense, be responsible for ensuring that the basic building structure of the Building and the Premises are in full compliance with all Laws during the Tenn, but except as aforesaid and as expressly set forth on Exhibit B nothing herein shall require Landlord to make improvements or incur expense for any special improvements required to use the Premises. Landlord shall further be responsible for ensuring that any work carried out by Landlord pursuant to Landlord’s repair obligations set out in Section 9.1 below shall be in full compliance with all Laws.

3.3Following the Commencement Date and subject to Landlord’s obligations above and repair obligations set out in Section 9.1 below, Tenant shall be responsible, at Tenant’s sole cost and expense, for ensuring that the Premises remain in full compliance with all Laws during the Initial Term and the Renewal Terms (if appropriate) which are applicable to the conduct of it business except to the extent that any such compliance with Laws shall be the obligation of Landlord pursuant to the provisions of Section 3.2 above.

4.ENVIRONMENTAL PROVISIONS.

4.1Without prejudice to the generality of Section 3 above, it is agreed and understood that Tenant shall comply with any and all present and future environmental laws, ordinances, rules, codes, regulations and standards applicable to the business conducted by Tenant at the Premises. In particular (but without limitation) Tenant shall obtain and maintain any and all permits, licenses, certificates or other authorizations now or hereafter necessary, lawful and/or proper in order to conduct such business. Without limiting the foregoing, Tenant shall, as Tenant’s expense, obtain all permits required for its operations including air discharges and, at Tenant’s expense, install venting sufficient that all air discharges are not only in full compliance with laws but also vent in a manner that other tenants are not disturbed by smells or otherwise. Copies of all such permits, licenses, certificates and authorizations shall be delivered to Landlord at or prior to the execution of this Lease, and Landlord shall be supplied with copies of all renewals thereof.

4.2

(a)The term “Hazardous Substances” as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCB’s), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous waste, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any Governmental Entity.

(b)Tenant shall not cause or permit to occur:

(i)Any violation of any Laws, related to environmental conditions on, under, or about the Premises arising from Tenant’s use or occupancy of the Premises, including, but not limited to, soil and ground water conditions; or

(ii)Any violation of any Laws, related to the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance, arising from Tenant’s use or occupancy of the Premises.

(c)Tenant, at Tenant’s sole cost and expense, shall comply with all Laws regulating the use, generation, storage, transportation or disposal of Hazardous Substances by it and Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all Governmental Entities under any and all such environmental Laws.

(d)Should any Governmental Entity or other competent body demand that a cleanup plan be prepared and that a cleanup be undertaken because of any deposit, spill, discharge or other release of Hazardous Substances occurring during the term of this Lease, at or from the Premises which arises due to the acts or omissions of Tenant, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such cleanup plans.

(e)At any time during the Initial Term or the Renewal Terms (as appropriate) Tenant shall, if so requested by Landlord, within thirty (30) days of such written request or immediately after such request if in Landlord’s opinion an emergency exists, provide all requested information, in writing, regarding the generation, use, storage, release, discharge, spillage, loss, seepage or emanation of any Hazardous Substances from or on the Premises due to the acts and omissions of Tenant. Further, upon five (5) days written notice to Tenant (except in case of emergency where no notice shall be required) Landlord may enter onto the Premises and cause to be conducted and completed, by engineers, consultants, and others selected by

Landlord, such investigations, studies, sampling and testing of the condition of the Premises as Landlord in its sole discretion shall deem appropriate. Tenant agrees to cooperate with Landlord and all persons retained by Landlord to conduct such investigations and to provide them with all requested access to the Premises. In the event that such investigation reveals the presence of any Hazardous Substances in contravention of any environmental Laws, arising out of Tenant’s use or occupancy of the Premises, Landlord shall have the option of terminating this Lease, unless the same are removed and disposed of in compliance with all applicable environmental Laws within ninety (90) days of Tenant receiving notice thereof. If Landlord elects not to terminate this Lease, Tenant at Tenant’s sole cost and expense, shall immediately take all actions necessary to comply with any such environmental Laws. No such investigation, termination or other action by Landlord and no attempts by Landlord to mitigate damages shall constitute a waiver of any of Tenant’s obligations hereunder. Notwithstanding the foregoing, Landlord may request such information and enter upon the Premises no more often than twice in any Lease Year, unless Landlord has reasonable grounds to believe that Hazardous Substances are present thereat, in contravention of such environmental Laws.

(f)Tenant agrees to indemnify, hold harmless and reimburse Landlord and Landlord’s officers, directors, beneficiaries, shareholders, partners, agents and employees, if any, against, from and for any losses, claims, demands, damages, suits, actions, judgments, fines, penalties, liabilities (joint or several), costs and expenses (including, without limitation, reasonable fees and expenses of legal counsel for Landlord, consultant fees and expenses of investigation and laboratory costs) (“Costs”) to which Landlord may be subjected, or which Landlord may pay, incur or sustain, in consequence of (i) any presence, discharge, spillage, uncontrolled loss, seepage, emanation or filtration of any Hazardous Substances upon or from the Premises occurring hereafter and directly or indirectly caused by events or actions occurring during the Initial Term and (if appropriate) the Renewal Terms and arising from Tenant’s use or occupancy of the Premises; (ii) the violation by Tenant of any environmental Laws; (iii) any personal injury (including wrongful death) or damage to property (whether real or personal) caused, directly or indirectly, by an occurrence described in (i) or (ii) above; and (iv) any breach of any representation or warranty by Tenant contained in this Section 4.2 and (v) any breach by Tenant of Section 3 of this Lease.

(g)Landlord represents to Tenant to the best of Landlord’s knowledge and belief (but without investigation) that the Land and the Building are free from contamination by Hazardous Substances as of the date hereof and will be free of same as of the Commencement Date and Landlord expressly acknowledges and agrees that the Tenant shall not have liability for any such conditions which exist as of the date of this Lease or which arise hereafter other than as expressly provided in subsection (f). Landlord will indemnify, hold harmless and reimburse Tenant and Tenant’s officers, directors, beneficiaries, shareholders, partners, agents and employees from and against any Costs arising from same.

5.FIXED RENT.

5.1During the Initial Term Tenant shall pay as Fixed Rent, by way of checks made out to the order of Landlord (or as Landlord shall direct) and mailed or otherwise delivered to Landlord at c/o M & M Realty, 7 Finance Drive, Danbury, Connecticut 06810 (or to such person or address as may otherwise from time to time be directed by Landlord in writing) on the first Business Day of each month an annual rent of THIRTY THOUSAND NINE HUNDRED ONE AND 64/100 ($30,901.64) DOLLARS, payable in equal monthly installments of TWO THOUSAND FIVE HUNDRED SEVENTY-FIVE AND 14/100 ($2,575.14) DOLLARS (partial months will be prorated).

5.2In the event that Tenant shall exercise the Renewal Option for the First Renewal Term pursuant to Section 23 hereafter, then commencing on October 1, 2024, and continuing through the First Renewal Term, Tenant shall pay as Fixed Rent, by way of checks made out to the order of Landlord (or as Landlord shall direct) and mailed or otherwise delivered to Landlord at c/o M & M Realty, 7 Finance Drive, Danbury, Connecticut 06810 (or to such person or address as may otherwise from time to time be directed by Landlord in writing) on the first Business Day of each month an annual rent of THIRTY-THREE THOUSAND NINE HUNDRED FORTY-THREE AND 14/100 ($33,943.14) DOLLARS, payable in equal monthly installments of TWO THOUSAND EIGHT HUNDRED TWENTY-EIGHT AND 60/100 ($2,828.60) DOLLARS.

5.3This Lease shall be deemed and construed to be a “net, net, net lease” so called and Tenant shall pay to Landlord, absolutely net throughout the Initial Term (and any Renewal Terms), the Fixed Rent, and all other payments due hereunder, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or setoff, other than those herein expressly provided for.

6.REAL ESTATE TAXES.

6.1Tenant shall be responsible for the payment of Tenant’s pro rata share of all Real Estate Taxes payable with respect to the Land and the buildings and improvements located thereon. For purposes of this Lease, Tenant’s “pro rata share” shall be calculated by dividing the rentable square footage of the Premises by the rentable square footage of the Building situated on the Land. As of the date hereof, Tenant’s “pro rata share” is 2.92%. Upon Landlord’s receipt of each bill for Real Estate Taxes, Landlord shall deliver a copy of the same to Tenant together with a calculation showing Tenant’s pro rata share thereof (“Landlord’s Real Estate Tax Notice”) and Tenant shall pay such amount to Landlord within ten (10) Business Days of receiving Landlord’s Real Estate Tax Notice. Appropriate apportionments shall be made as of the Commencement Date, and on the termination of the Initial Term (or upon the termination of the Renewal Terms, if appropriate) between Real Estate Taxes payable by Tenant hereunder, and Real Estate Taxes payable by Landlord. In the eyent Landlord successfully appeals tax assessments and receives a retroactive reduction in the Real Estate Taxes payable with respect to the Building or the Land and that reduction relates to a period of time for which Tenant was obligated to pay and paid its pro rata share of such Real Estate Taxes, then Tenant shall receive a rebate of taxes paid or credit on future taxes paid equal to its proportionate share of such prior overpayment less all costs and expenses incurred by Landlord in order to obtain the reduction.

6.2Notwithstanding anything contained in Section 6.1 above, 1t 1s agreed and understood that in lieu of paying Real Estate Taxes when paid by Landlord, Tenant will make a monthly escrow payment to Landlord with respect to Real Estate Taxes, in the event that such an escrow is required of Landlord by any Fee Mortgagee, such monthly escrow payment to be in the amount required by any such Fee Mortgagee (but not to exceed one-twelfth (I/12th) of the estimated Real Estate Taxes). Landlord covenants and agrees that such escrow payments shall be paid over to the Fee Mortgagee requiring the escrow for the purpose of paying Real Estate Taxes on a monthly basis as and when Landlord makes its monthly payment of principal and interest.

6.3Tenant shall also pay:

(a)All taxes which may be levied, imposed or assessed against Tenant’s Personalty and/or any leasehold improvements made by or on behalf of Tenant following the Commencement Date, and any other taxes incident to the operation of Tenant’s business therein; and

(b)Any business license fees required for the operation of Tenant’s business.

6.4In the event that at any time during the Initial Term or the Renewal Terms (if appropriate), the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu thereof, or as an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise upon the rents received from such real estate and the improvements thereon, then Tenant’s pro rata share of such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be payable by Tenant, as if the same were expressly defined as the Real Estate Taxes hereunder.

7.INSURANCE AND INDEMNITY.

7.1Throughout the Initial Term and the Renewal Terms (if appropriate) Tenant shall, at Tenant’s sole cost and expense, maintain or cause to be maintained such insurance coverages as Landlord from time to time shall reasonably request and which are generally consistent with insurance coverages required of other tenants in similar buildings and businesses in the Danbury area, and initially Tenant shall maintain the following coverages in the following amounts (the “Required Insurance”):

(a)Commercial general liability insurance (broad form) with respect to the Premises and the conduct and operation of business thereat, on an “occurrence coverage” basis with Landlord and all Fee Mortgagees of which Tenant has notice, named as additional insureds, with limits of not less than TWO MILLION AND 00/100 ($2,000,000.00) DOLLARS combined single limit for any one occurrence of bodily injury, personal injury or death to any number of persons and for property damage, which coverage may be placed in any combination of primary and umbrella and/or excess policies;

(b)Fire and extended coverage insurance with respect to any Alterations made by Tenant, Tenant’s Personalty and any such other items belonging to Tenant and situated in the Premises, in amounts equal to the full replacement value thereof, naming Tenant as the sole loss payee;

(c)Business interruption insurance covering a period of at least one (I) year from the date of any such interruption;

(d)Any other insurance required for compliance by Tenant’s business with any applicable Laws.

7.2Tenant shall deliver to Landlord binders or certificates evidencing the required insurance at least ten (10) Business Days prior to the Commencement Date. Tenant shall procure and pay for renewals of the required insurance before the expiration thereof, and Tenant shall deliver to Landlord binders or certificates evidencing such renewal within thirty (30) days of the expiration of any existing policy. All such policies shall be issued by companies approved by Landlord (which approval shall not be unreasonably withheld or delayed) and licensed to do business in the State of Connecticut, and shall contain a provision whereby the same cannot be changed, cancelled or not renewed (including, without limitation, for nonpayment of premium) unless Landlord and all Fee Mortgagees of which Tenant has notice, are given at least thirty (30) days’ prior written notice of such change, cancellation or non-renewal. All such policies shall be written on an “occurrence coverage” basis. Insurance maintained by Tenant will be primary and shall not contribute in any way with any insurance carried by the Landlord.

7.3Throughout the Initial Term and the Renewal Term (if appropriate), Tenant shall pay Tenant’s pro-rata share of the cost to Landlord of providing a policy of hazard insurance covering the Land and Building, including extended coverage in such maximum amount as shall be reasonably determined by Landlord and/or its Fee Mortgagee, but not to exceed the full insurable value of the Premises, together with (i) if such insurance is maintained by Landlord as of the date hereof, loss of rent insurance in an amount not less than the aggregate rental value of the Building for a period of one year and (ii) such other or additional coverages as would commonly be maintained by commercial landlords for similar buildings or as reasonably required to be maintained by the Fee Mortgagee, which pro-rata share shall be payable by Tenant to Landlord within ten (10) days of Landlord delivering to Tenant written notice of the sum expended by Landlord, including copies of invoices. As of the date hereof, Tenant’s pro rata share is 2.98%.

7.4Tenant hereby covenants and agrees, to indemnify defend and hold harmless Landlord and all Fee Mortgagees from and against any and all loss, cost, liability and/or expense (including reasonable Attorney’s fees) that may arise from the date hereof up to the termination of this Lease, howsoever and whensoever determined, on account of or arising out of negligent or intentional acts or omissions of Tenant or of Tenant’s agents, contractors, servants, employees or invitees on or about the Premises.

7.5Landlord hereby covenants and agrees, to indemnify, defend and hold harmless Tenant and all Fee Mortgagees from and against any and all loss, cost, liability and/or expense (including reasonable Attorney’s fees) that may arise from the date hereof up to the termination of this Lease, howsoever and whensoever determined, on account of or arising out of negligent or intentional acts or omissions of Landlord or of Landlord’s agents, contractors, servants, employees or invitees on or about the Land and/or the Building.

7.6Any policy or policies of fire, extended coverage or similar casualty insurance, which either Landlord or Tenant obtains in connection with the Premises shall (if available at no extra cost) include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. If such a clause or endorsement is available, but at an extra cost to the insured, then Landlord or Tenant (as appropriate) shall inform the other party, and such other party may elect whether or not to pay such extra cost, and if such other party shall elect not to pay the same, the provisions of this Section shall not apply to the insurance policy in question. Landlord and Tenant waive any rights to recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

8.LANDLORD’S RIGHT OF ENTRY.

8.1Landlord, all Fee Mortgagees, and their respective agents and representatives, at all reasonable times and upon written notice in advance (except in cases of emergency) may enter the Premises for the purpose of (i) inspection thereof; (ii) making such repairs, replacements, alterations or additions to the Premises as Landlord may be required or permitted to carry out under this Lease; (iii) exhibiting the Premises to prospective lenders and purchasers; or (iv) exhibiting the Premises to prospective tenants, purchasers or other persons within the last ninety (90) days of the Initial Term or the last exercised Renewal Term (if appropriate) in each case without imposing any extra obligation or obligations upon Landlord, provided that Landlord shall not damage the Premises or unreasonably interfere with the Tenant’s use and enjoyment of the Premises.

9.REPAIRS AND MAINTENANCE.

9.1From and after the Commencement Date, Landlord, at Landlord’s sole cost and expense, shall repair, maintain and keep in good condition the footing, foundations, structural walls, exterior walls and roof of the Building, together with any required replacement of (i) the electrical system in the Building up to the Distribution Panel; and (ii) the pipes and plumbing system of the Building (including sprinklers), but not including sinks, toilets and any other plumbing fixtures located within the Premises; provided that such obligation of Landlord shall not include any structural repairs or maintenance required as a result of the act or negligence of Tenant, or of Tenant’s agents, contractors, servants, employees or invitees on or about the Premises, or which otherwise arises as a result of Tenant’s use of the Premises, whether or not permitted hereunder.

9.2From and after the Commencement Date and except to the extent any of such items of repair or maintenance are the responsibility of Landlord as set forth above, Tenant, at Tenant’s sole cost and expense, shall repair, maintain and keep in good condition the interior of the Premises, which shall include all systems and equipment serving the Premises not the responsibility of Landlord, HVAC systems mechanical systems (from the Distribution Panel throughout the Premises), electrical systems, sprinklers, security systems, plumbing systems and associated equipment serving the Premises, and Tenant shall also be responsible for any repairs or maintenance which would otherwise be the responsibility of Landlord pursuant to Section 9.1 above, but the need for which arises as a result of Tenant’s activities as therein more particularly described or which arises as a result of the negligence or willful misconduct of Tenant. Notwithstanding the foregoing, Tenant shall not be responsible for any such repairs and maintenance, the need for which arises as a result of the negligence of Landlord or of Landlord’s agents, contractors, servants, employees or invitees.

9.3Tenant shall at all times keep the hallways adjacent to and entrances to the Premises free and clear of debris, and shall also provide for interior janitorial service (including carpet maintenance), interior painting (and re-painting, where necessary), replacement of lighting ballasts and bulbs, and interior and exterior window cleaning.

9.4Landlord or its designee shall repair, replace and maintain the parking area, sidewalks, lawns and planting areas at the Park, which maintenance shall include (as necessary, desirable and/or appropriate), without limitation, the mowing, landscaping, plowing, sanding and sweeping thereof. With respect to the access roads that do not form a part of the Premises but are within the Park, Landlord shall maintain the same in a manner consistent with that of comparable business parks, including paving, sanding and plowing the same. Tenant shall pay Tenant’s pro rata share of the cost of the foregoing service to Landlord. As of the date hereof, Tenant’s pro rata share is 2.92%. Landlord or its designee shall either bill Tenant for its pro rata share of common area maintenance as such expense is incurred (but not more often than monthly) or may, at the beginning of each Lease Year during the term, estimate the cost of such services for the ensuing year (with such estimate to be based on the historic cost, the cost set forth in service contracts for the ensuing year and reasonable estimates) and bill Tenant its prorata share of such estimated cost on a monthly basis, which monthly amount shall be payable with the monthly rent, with an annual reconciliation to be conducted as soon as possible after the end of each Lease Year with any underpayment by Tenant paid upon demand by Landlord and any overpayment by Tenant credited by Landlord to rental payments next coming due, or with respect to any Tenant overpayment which is identified after the end or near the end of the term of this Lease shall be paid by Landlord to Tenant no later than forty-five (45) days following the end of the term. All such billings and reconciliations shall be accompanied by detailed invoices and calculations supporting such payment. In no event will a management fee, capital items, leasing costs, or costs incurred for any particular Tenant, be included in common area maintenance. If Landlord designates the primary tenant at the Building to perform such services and Tenant is notified of same in writing, then upon such notification Tenant is hereby notified that Tenant will be responsible for clearing and maintaining the sidewalk immediately adjacent to the Premises as the other tenant is unwilling to undertake that particular service.

9.5Tenant shall not permit, allow or cause any act or deed to be performed or any practice to be adopted or followed on the Premises and/or within the Building which shall cause or be likely to cause injury or damage to any person or to the Premises or to any part thereof. Tenant at all times shall keep the Premises and the Building in a neat and orderly condition and clean and free from rubbish, dirt and other miscellaneous items placed thereon by Tenant. Tenant shall make provision for adequate refuse containers to be placed upon the Premises in areas to be designated by Landlord and shall cause the same to be emptied periodically. Tenant shall deposit all refuse in such containers and shall keep the area around the same reasonably neat and attractive.

10.ALTERATIONS.

10.1Tenant shall not, without first obtaining Landlord’s written consent not to be unreasonably withheld or delayed, make or perform, or permit the making or performance of, any alterations, improvements, additions and/or other physical changes in, to or upon the Building, interior or exterior, or the Premises or any portion thereof (“Alterations”).

10.2Notwithstanding the obtaining of Landlord’s consent to any Alterations, all Alterations shall be made and performed at Tenant’s sole cost and expense. Further, it is agreed, stipulated and understood that with respect to all Alterations for which Landlord consent is required, (i) that together with Tenant’s request for Landlord’s consent to any Alterations, Tenant shall submit to Landlord detailed plans and specifications and such other information with respect to the proposed Alterations as Landlord shall reasonably request, (ii) that if Landlord shall so request, Tenant shall require the contractor be covered by appropriate bonds with respect to performance and labor and materials, in a form and with such institutions as shall be reasonably satisfactory to Landlord, (iii) that The Powers Construction Company shall be provided with reasonable opportunity to bid with respect to carrying out of any Alterations, and (iv) that if the Alterations are not to be carried out by The Powers Construction Company, then Tenant shall deliver notice to Landlord of the name and address of the proposed contractor, and if Landlord objects to such contractor carrying out Alterations to the Premises and can show reasonable grounds for such objection then Tenant shall not employ such contractor to carry out the Alterations in question.

10.3Prior to the commencement of any proposed Alterations, Tenant shall furnish to Landlord duplicate original policies of (or Certificates of Insurance evidencing) worker’s compensation insurance covering all persons employed by Tenant in connection with such Alterations, including those to be employed by all contractors and subcontractors and such policies shall be issued by companies, and shall be in form and amounts, reasonably satisfactory to Landlord and shall be maintained by Tenant or by the applicable contractors or subcontractors, as the case may be, until the completion of such Alterations. Tenant shall also furnish partial waivers of mechanics liens for all work performed and paid for in connection with such Alterations, and copies of all necessary Permits.

10.4In the event that any mechanics or other lien or any notice of intention to file a lien is filed against the Premises in connection with any Alterations, Tenant shall promptly cause the same to be discharged of record by payment, bond, order of a court of competent jurisdiction or any other method permitted by law, and in any event, within sixty (60) days after receiving notice of the same. Tenant shall indemnify and save Landlord harmless from and against all costs, liabilities, suits, penalties, claims, and demands (including reasonable counsel fee and disbursements) in connection with the commencement and prosecution of the foreclosure of any such mechanics or other lien. If Tenant shall fail to comply with the foregoing provisions, Landlord shall have the option (but not the obligation) of paying and discharging or bonding any such lien, the cost thereof to be payable by Tenant to Landlord within ten (10) days of receiving a bill therefor, as Additional Rent hereunder.

10.5Notwithstanding Landlord’s approval of plans and specifications for any Alterations, all Alterations shall be made and performed in full compliance with all applicable Laws then in effect and all necessary Permits, and all materials and equipment to be incorporated in the Building as a result of any Alterations shall be of a quality consistent with that existing at the date thereof.

10.6Approval by Landlord (which will not be unreasonably withheld or delayed) of any plans, specifications or selection of materials by Tenant in connection with any Alterations shall not constitute an assumption of any responsibility by Landlord of any kind, including (but not limited to) as to their accuracy or sufficiency. Tenant shall be solely responsible for such plans, specifications and the selection of materials. Tenant covenants and agrees to indemnify Landlord and hold Landlord harmless against and from any and all claims, costs, suits, damages and liability whatsoever arising out of or as a result of any Alterations performed by Tenant or by Tenant’s contractors, subcontractors, agents or employees, including reasonable Attorneys fees for the defense thereof.

10.7All Alterations and any replacements therefor, whether temporary or permanent in character, which are made by Tenant pursuant to the provisions of this Section 10 (unless the same shall constitute Tenant’s Personalty pursuant to the provisions of Section 19.1 below) shall be the property of Landlord immediately upon the installation of the same and shall remain upon and be surrendered with the Premises as a part thereof at the expiration of the Initial Term or, if appropriate, the last exercised Renewal Term, without compensation to Tenant. Notwithstanding the foregoing, at the expiration of the Initial Term or last exercised Renewal Term (as appropriate) Landlord shall have the option to require Tenant, at Tenant’s sole cost and expense, to restore the Premises to their condition prior to the carrying out of such Alterations, ordinary wear and tear excepted, provided that Landlord shall only be permitted to require such restoration in the event that Landlord made such a requirement an express condition of Landlord’s consent to such Alterations at the time such consent was granted.

11.DAMAGE AND DESTRUCTION.

11.1In the event that the Building is damaged or destroyed by fire or other casualty so that more than one-quarter (1/4) of the rentable square feet of the Premises are rendered untenantable, then either Tenant or Landlord may elect to terminate this Lease by written notice to the other party, given within thirty (30) days after the date of such damage or destruction, whereupon this Lease shall expire as of the date of such damage or destruction and Tenant shall quit, surrender and vacate the Premises, so that this Lease shall thereupon be rendered void and of no further effect, provided however that such expiration shall be without prejudice to all rights, duties and obligations arising under this Lease prior to the date of damage or destruction, so that all Rent, as equitably adjusted from the date of casualty based on the area .rendered untenantable, shall be paid up to such date of expiration. All hazard insurance proceeds (but not the proceeds of insurance on Tenant’s personalty) shall be the sole and absolute property of Landlord.

11.2In the event that Landlord and/or Tenant does not terminate this Lease pursuant to Section 11.1 above following any such damage or destruction, or in the event that less than one-quarter (1/4) of the rentable square feet of the Premises is rendered untenantable, then as promptly as possible, but in any event within one hundred eighty (180) days of the date of casualty (the “Restoration Date”), Landlord shall repair and restore the Building to the condition the same was in at the date hereof (or as near as possible thereto) provided that all such repair and restoration shall be subject to the receipt by Landlord of sufficient insurance proceeds, it being hereby agreed and understood that Landlord shall not have any obligation to use any monies other than said insurance proceeds for the purpose of such repair and restoration. In particular (but without limitation), in the event that any Fee Mortgagee shall elect to exercise any right to use any such insurance proceeds to pay off any mortgage loan now or hereafter existing and secured by the Premises, or any part thereof, then Landlord shall have no further obligation hereunder, and this Lease shall terminate as of the date of such damage or destruction. It is further agreed and understood that Landlord shall not be responsible for repair or restoration of any Alterations made by Tenant or responsible for the replacement of Tenant’s Personalty. In the event that any such repair or restoration is not completed within one hundred eighty (180) days from the date of the casualty, Tenant may elect to terminate this Lease in the manner set out in Section 11.1 above. During the period of any such repair and restoration, Rent shall be proportionately reduced based on the amount of space which Tenant may continue to use during the period of repair and restoration.

12.SIGNS.

12.1Tenant shall have the right, at Tenant’s sole cost, to erect, install, display and maintain in or upon the Premises, both exterior and interior signs and lettering, provided that the design and location of the same (unless approved by Landlord prior to execution of this Lease) shall be subject to the reasonable approval of Landlord, to be granted or denied within thirty (30) days of submission thereof to Landlord. All such signage, whether or not approved by Landlord, may only be installed by Tenant if the same complies with all applicable municipal ordinances and regulations.

13.	UTILITIES.

13.1To the extent necessary utilities are separately metered for the Premises, Tenant shall procure for Tenant’s own account and shall pay the cost for the use of all gas, electric, telephone, heat, air conditioning, sewer, water and other utilities consumed in or at the Premises by Tenant during the Initial Term and any Renewal Terms. It is agreed and understood that Landlord shall not be responsible for any interruption in service with respect to any of the foregoing, unless caused by the willfulness or gross negligence of Landlord. Landlord represents that the Premises are not currently separately metered for gas, water and sewer for which Tenant will be responsible for paying its pro rata share of the cost of gas and sewer which for water shall be calculated by dividing the rentable square footage of the Premises by the rentable square footage of the Building situated on the Land and Landlord’s calculation of such pro rata share shall be final and conclusive except in case of manifest error. For gas Tenant shall pay its pro rata share calculated by dividing the rental square footage of the Premises by the total rentable square footage on the same gas meter.

14.	EMINENT DOMAIN.

14.1Landlord and Tenant agree that should a substantial portion (twenty-five (25%) percent or more) of the Building and/or the Premises and/or parking therefor be taken (which term when used herein shall include any conveyance made in avoidance or settlement of condemnation or eminent domain proceedings) by any Governmental Entity whether by eminent domain or condemnation proceeds (a “Taking”) then this Lease shall cease and terminate as at the date of the Taking, and the Rent shall be paid up to such date, and thereafter this Lease shall be null and void and of no further effect.

14.2Landlord and Tenant agree that in the event of a partial taking (a “Partial Taking”) of the Premises which does not constitute a Taking under Section 14.1 above and where at least eighty (80%) percent of the Premises can be used (practicably and legally) by Tenant for the same purposes as prior to the Partial Taking (including suitable parking), this Lease shall continue in effect as to that part of the Premises remaining after such Partial Taking. In the event of a Partial Taking which does not fulfill the foregoing criteria, then either party may, upon notice to the other, delivered no later than sixty (60) days after the date on which Tenant shall have received notice of such Partial Taking, terminate this Lease, as of the date of such Partial Taking.

14.3In the event of a Partial Taking which does not result in the termination of this lease (for whatever reason) the amount of Rent payable during the remainder of the Initial Term, (or, if appropriate, the Renewal Terms) shall be prorated according to the square footage of the Premises still usable by Tenant, and Landlord shall, at Landlord’s expense (but only to the extent of the net award or other compensation available to Landlord for the improvements taken or conveyed, after deducting all expense in connection with obtaining the same) make all necessary alterations (subject to applicable Laws) so as to constitute the remaining portion of the Building a complete architectural unit, consistent with the quality and character of the date of such Partial Taking, provided that Landlord shall have no obligations with respect to any Alterations carried out by Tenant, which shall be restored by Tenant, at Tenant’s expense.

14.4All awards and compensation for any Taking or Partial Taking shall be the property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Initial Term or the then existing Renewal Term (as appropriate). Notwithstanding the foregoing, Tenant shall be entitled to claim, prove and receive in the condemnation proceeding, such award or compensation as may be allowed for Tenant’s trade fixtures and for the unamortized cost (if any) of Tenant’s Personalty and for loss of business, goodwill, moving expenses, depreciation or injury to and cost of removal of stock in trade and for the unamortized cost of any Alterations made by Tenant, provided the same does not reduce any award to or claim of Landlord.

14.5Landlord shall deliver to Tenant prompt notice of any proposed Taking or Partial Taking.

15.ALIENATION.

15.1Tenant shall not be permitted to mortgage or otherwise encumber Tenant’s interest in the Premises, or any part thereof. Tenant may not assign all or any part of Tenant’s interest in this Lease, nor sublet all or any part or parts of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed; provided no such consent shall be required in the event of an assignment in connection with the sale of all or substantially all assets of Tenant, or a change of control event. If Tenant shall desire to assign or sublet, Tenant shall first submit in writing to Landlord a notice setting forth in reasonable detail:

(a)The identity and the address of the proposed assignee or subtenant;

(b)The nature and character of the business of the proposed assignee or subtenant and the proposed use of the Premises by such proposed assignee or subtenant;

(c)Banking, financial and other credit information relating to the proposed assignee or subtenant, reasonably sufficient, to enable Landlord to determine the financial position of such proposed assignee or subtenant; and

(d)the effective date of the proposed assignment or subletting, and provided that Tenant shall submit such written notice to Landlord in compliance with the provisions of this Section 15.l and thereafter provide such additional information as Landlord may reasonably request.

15.2Notwithstanding the provisions of Section 15.1 above, it is agreed and understood that upon prior notification to Landlord, Tenant may assign or sublet all or any part of the Premises to any Affiliate.

15.3It is agreed and understood that following any assignment or subletting, whether or not permitted hereunder, Tenant shall remain liable for the due performance of all of Tenant’s obligations hereunder.

16.TENANT’S DEFAULT, REMEDIES.

16.1The happening of either one of the following events (an “Event of Default”), shall constitute a breach of this Lease on the part of Tenant:

(a)The failure of Tenant to pay any Rent due hereunder and/or under the Existing Lease and the continued failure to pay the same for seven (7) days or more after the due date thereof without notice to Tenant, except that Tenant shall be entitled to a written notice of such failure to pay (and an additional period of three (3) days following delivery of such notice) to cure such failure no more than two (2) times in any Lease Year; and

(b)Default by Tenant in the performance of any non-monetary obligation hereunder and/or under the Existing Lease, and the continuance of such default for thirty (30) days after Landlord shall have given Tenant a notice specifying the nature of the same, provided, however, that if the curing of any such default cannot reasonably be completed within such thirty (30) day period, no Event of Default shall be deemed to have occurred if Tenant promptly commences to cure and correct such default and thereafter cures the same within a reasonable time, taking into account all relevant circumstances.

16.2Upon the happening of any Event of Default (a) Landlord, if Landlord shall so elect, may collect each installment of Rent hereunder as and when the same becomes due, or (b) Landlord or any other person by Landlord’s order may re-enter the Premises without process of law and may either elect to terminate this Lease, or not to terminate this Lease but terminate Tenant’s right to possession and occupancy, and relet the Premises, or part or parts thereof, to any person, firm or corporation, as the agent of Tenant, for whatever rent Landlord shall obtain, applying the monies obtained from such re-letting first to the payment of such reasonable expenses as Landlord may incur in the re-entering and re-letting of the Premises, or part or parts thereof, including (but not limited to) all necessary repair work, repossession costs, brokerage commissions, legal expenses, attorney’s fees and the collection of rent therefrom, and then to the payment of the Rent due hereunder and the fulfillment of all other covenants of Tenant. In the event of a surplus, Landlord shall pay such surplus monies to Tenant. In the case of a deficiency,

Tenant shall pay to Landlord an amount equal to such deficiency each month, upon demand therefor. If Landlord shall elect to terminate this Lease following any such default, then the entire amount of Rent payable by Tenant up to the end of the Initial Term or (if appropriate) the Renewal Term, shall be immediately due and payable by Tenant to Landlord, provided that the aggregate amount of Rent so payable shall be discounted by way of a calculation of the present value of the income stream reserved hereby, using a then commercially reasonable discount rate and otherwise in accordance with generally accepted accounting principles.

16.3After an Event of Default, the acceptance of Rent in an amount less than the total amount due shall not be held to be a waiver of Landlord’s right to terminate this Lease, and subject to applicable law, Landlord may re-enter and take possession of the Premises as if no Rent had been accepted after an Event of Default. All of the remedies given to Landlord in this Lease pursuant to an Event of Default by Landlord are in addition to all other rights or remedies to which Landlord may be entitled at law or in equity. All remedies shall be deemed cumulative and the election of one shall not be deemed a waiver of any other or further rights or remedies.

16.4Without prejudice to any of Landlord’s rights and remedies following an Event of Default, as herein contained, or at law, in the event that Tenant shall neglect or fail to perform or observe any of the non-monetary covenants on the part of Tenant herein contained, or if Tenant shall fail to continue to conclusion the action necessary to remedy such an Event of Default, with diligence or dispatch, Landlord, at Landlord’s option may perform the same for the account of Tenant and all reasonable costs and expenses paid by Landlord for such purpose shall be paid by Tenant within ten (10) Business Days after demand therefor by Landlord, as Additional Rent hereunder.

16.5In the event that any installment of Fixed Rent or any sum of Additional Rent due hereunder is not paid by Tenant to Landlord upon the due date therefor (taking into account any applicable grace period herein provided for) then without prejudice to any and all of Landlord’s rights and remedies following such default (whether herein contained or existing at law or in equity) it is agreed, stipulated and understood that as Additional Rent hereunder, Tenant shall pay to Landlord a penalty in the amount of five (5%) percent of the overdue amount, such sum to be payable together with the overdue Fixed Rent or Additional Rent in question.

17.WAIYER OF SUMMARY PROCESS. Intentionally Omitted.

18.HOLDING OVER.

18.lIn the event that Tenant shall (without the written consent of Landlord) at any time holdover the Premises beyond the Initial Term, or, if appropriate, the last exercised Renewal Term, Tenant shall hold the Premises upon the same terms and conditions and under the same stipulations and agreements as are in this Lease contained, except that each monthly installment of rent payable shall be one hundred fifty (150%) percent of the amount payable by Tenant immediately prior to any such holdover, and no holding over by Tenant shall operate to renew this Lease, or shall create any other type of tenancy whatsoever.

19.TENANT’S PERSONALTY.

19.1All furniture, furnishings, trade fixtures, business machines, communications equipment, movable partitions, and any other such property and equipment supplied and owned by Tenant (“Tenant’s Personalty”) and installed or used by Tenant at the Premises (whether or not attached thereto) shall remain the property of Tenant, and shall promptly be removed upon the demand of Landlord (or at Tenant’s election) upon the termination of the Initial Term or (if appropriate) the last exercised Renewal Term (howsoever determined) and following such removal, Tenant shall repair any damage caused thereby, reasonable wear and tear excepted.

19.2Landlord hereby waives and disclaims all common law, statutory and contractual lien rights in Tenant’s furniture, fixtures, trade fixtures, equipment, merchandise, Tenant’s Personalty and other property now or hereafter placed at the Premises.

20.NOTICE.

20.1Any and all notices called for or required by any provision of this Lease shall be delivered to the respective parties by (i) certified mail, return receipt requested, (ii) reputable overnight carrier or (iii) facsimile with an original to follow by (i) or (ii) at the following address:

(a)To Landlord:

Eagle Road, LLC

c/o Powers Construction

P.O. Box 581

Danbury, Connecticut 06813

With a copy to:

Michael G. Proctor, Esq.

Pullman & Comley, LLC

850 Main Street

P.O. Box 7006

Bridgeport, Connecticut 06601-7006

(b)To Tenant:

CAM 2 Technologies, LLC

41 Eagle Road, Unit E

Danbury, Connecticut 06810

Such addresses may be changed by either party by notifying the other party in the above stipulated manner.

21.SECURITY DEPOSIT.

21.1Upon the execution and delivery of this Lease, Tenant shall deposit with Landlord the sum of TWO THOUSAND FIVE HUNDRED SEVENTY-FIVE AND 14/100 ($2,575.14) DOLLARS as security for the faithful performance and observance by Tenant of the terms and conditions of this Lease (the “Security Deposit”). It is agreed that in the event Tenant defaults which respect to any of the terms and conditions of this Lease beyond any applicable grace, notice and cure period, including (but not limited to) the payment of Rent, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or other sums owed by Tenant to Landlord hereunder, including damages or deficiency accrued before or after summary proceedings or other re-entry. In the event that Landlord shall so use any portion of the Security Deposit, but shall elect not to terminate this Lease as a result of the default in question, then Tenant shall promptly deliver to Landlord sufficient funds to replenish the Security Deposit to said sum of $2,575.14. In the event that Tenant shall fully and faithfully comply with all of the terms and conditions of this Lease, or in the event this Lease is terminated prior to the Commencement Date for the reasons set forth herein, the Security Deposit shall be returned to Tenant (or so much thereof as shall not have been applied by Landlord under the provisions hereof) immediately following the expiration of the Initial Term (or the last exercised Renewal Term, if appropriate) and after delivery of vacant possession of the Premises to Landlord, or upon demand. ln the event of a sale of the Premises, Landlord shall have the right to transfer the Security Deposit to the purchaser thereof and Landlord shall thereupon be automatically released by Tenant from all liability for the return of the same without the necessity of further documentation.

22.BROKERAGE.

22.1Landlord and Tenant represent and warrant, each to the other, that they neither consulted nor negotiated with any broker or finder with respect to the leasing of the Premises except for M&M Realty (the “Broker”) whose commission of $7,750.00 shall be paid by Landlord pursuant to its separate agreement with Broker, and Landlord and Tenant agree to indemnify and hold the other harmless from any damages, costs and expenses suffered by the other by reason of any breach of the foregoing representation. Landlord shall have no liability for brokerage commissions arising out of any sublease or assignments by Tenant, and Tenant shall and does hereby indemnify Landlord and holds Landlord harmless from any and all liabilities for brokerage commissions arising out of any such sublease or assignment.

23.RENEWAL TERM.

23.1Tenant shall have the option to extend this Lease for the First Renewal Term, upon the following terms and conditions:

(a)That at the time of the exercise of the Renewal Option in question, Tenant shall not be in default in the performance of any of the terms, covenants or conditions herein contained and/or under the Existing Lease with respect to which notice of default has been given hereunder (where required) and which has not been remedied within the applicable grace period;

(b)That the First Renewal Term shall be upon the same terms, covenants and conditions as this Lease, except with respect to the amount of the Fixed Rent which shall be that set out in Section 5.2 above;

(c)That Tenant shall exercise the option for the Renewal Term in question, while simultaneously exercising the Option for the Renewal Term under the Existing Lease, by notifying Landlord of Tenant’s election to exercise the same at least twelve (12) months prior to the expiration of the Initial Term, so that upon the delivery of any such notice, this Lease shall be deemed extended for the Renewal Term in question without execution of any further instrument. Time shall be of the essence as to the exercise of any option for a Renewal Term.

23.2In addition to the Fixed Rent, Tenant shall continue to pay Additional Rent throughout the Renewal Term in question in the manner provided for in this Lease above.

24.END OF TERM

24.1At the expiration or sooner termination of the Initial Term or the last exercised Renewal Term (as appropriate) Tenant shall quit and surrender to Landlord the Premises broom clean and in good order and condition, ordinary wear and tear, condemnation, damage by casualty and damage to be repaired by Landlord excepted and together with any and all Alterations unless Landlord shall have instructed Tenant to remove the same, assuming Landlord shall have the authority to do so pursuant to the provisions of Section 10.7 above. Any Tenant’s Personalty remaining on the Premises may, at the option of Landlord, be deemed to be abandoned and thereafter may either be retained by Landlord as Landlord’s personal property or be disposed of in such manner as Landlord may deem fit. Tenant shall reimburse Landlord for any costs incurred by Landlord for the removal and/or storage of Tenant’s Personalty.

25.WAIVER.

25.1The failure of Landlord to insist upon strict performance of any of the covenants or conditions of this Lease shall not be construed as a waiver or relinquishment of any such covenants or conditions, but the same shall be and remain in full force and effect.

26.SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE.

26.1This Lease shall be subject and subordinate to the lien of any existing mortgage covering the Premises, or any part thereof, and to any future mortgage, provided that any such current or future mortgage (or a subordination, non-disturbance and attornment agreement entered into for the benefit of Tenant from the holder thereof) shall provide that the Fee Mortgagee holding such mortgage shall not be entitled to terminate this Lease, or in any way disturb Tenant’s use and enjoyment and will recognize Tenant’s rights contained in this Lease, where Tenant is not then in default hereunder beyond any applicable grace period with respect to such default. Landlord shall not be obligated use reasonable efforts to obtain similar non-disturbance agreements from the existing Fee Mortgagee. Although Tenant’s obligations to subordinate and attorn as set forth herein are automatic Tenant shall execute a commercially reasonable form of subordination nondisturbance attornment agreement (“SNDA”) within ten (10) days of request by Landlord. Without limiting Tenant’s obligation to sign alternative reasonable forms of SNDA, the Tenant agrees that the form of SNDA attached hereto as Exhibit C is acceptable to Tenant.

26.2Subject to the provisions of 26.1 above, Tenant agrees that Tenant shall attorn to and recognize any foreclosing Fee Mortgagee or other such successor in interest to Landlord, as Tenant’s landlord hereunder.

27.ESTOPPEL CERTIFICATE.

27.lWithin ten (10) days following any written request which either party may make from time to time, the other party shall execute and deliver a statement, certifying (i) the Commencement Date; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the Rent has been paid (iv) the fact that there are no current defaults under this Lease by either Landlord or Tenant, except as specified in such statement, and (v) such other matters reasonably requested. Landlord and Tenant intend, agree and understand that any such statement delivered pursuant to this Section 27.1 may be relied upon by any Fee Mortgagee, beneficiary, purchaser or prospective purchaser, mortgagee or subtenant of the Premises or the Building or any interest therein. Tenant agrees that attached hereto as Exhibit D is an example of acceptable form of Estoppel.

27.2Either party’s failure to deliver any such statement within the period specified, after receipt of notice, shall be conclusive upon such party that this Lease is in full force and effect without modification, that there are no uncured defaults by the requesting party and that not more than one (1) month’s Rent has been paid in advance (other than the Security Deposit).

28.	NOTICE OF LEASE.

28.1At the request of Tenant, Landlord and Tenant shall execute, in recordable form, a Notice of Lease pursuant to Section 47-19 of the Connecticut General Statutes.

29.	DEFINITION OF LANDLORD.

29.1The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title to the Premises. In the event of any transfer, assignment or conveyance of such title to a Person not Controlled by Landlord or related to Landlord, Landlord herein named shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed (except as may be attributable to the period preceding said conveyance, unless expressly assumed by the transferee of any such interest) and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during such transferee’s ownership of the Premises. Landlord may, at any time during the Initial Term or the Renewal Terms (if appropriate), transfer Landlord’s interest in the Premises. Tenant is hereby informed that Landlord presently intends to transfer the Land and Building to a limited liability company owned by the parties comprising Landlord in connection with a refinance of the existing mortgage on the Landlord Building.

30.LIMITATION ON LIABILITY.

30.1Except as herein provided for, it is hereby understood and agreed that none of the individuals, trustees or trust beneficiaries comprising the Landlord or Tenant, shall have any personal liability hereunder with respect to any of the covenants, conditions or provisions of this Lease, and that in the event of a breach or default by Landlord with respect to any of Landlord’s obligations hereunder, Tenant shall look solely to the estate and property of Landlord (or any of them) in the Building and the Land, for the satisfaction of Tenant’s remedies, including the collection of a judgment (or other judicial process) requiring the payment of money by Landlord, and no other property or assets of Landlord (or any of them) shall be subject to levy, execution or other enforcement procedure for the satisfaction thereof.

31.	TERMS AND HEADINGS.

31.1The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in either gender include the other genders. The Section headings contained in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

32.INVALIDITY.

32.1The invalidity of any provision of this Lease shall not be deemed to impair or affect in any manner the validity, enforceability or effect of the remainder of this Lease, to the extent such remainder may be given effect in the absence of said invalid provision(s), and, in such event, all of the other provisions of this Lease shall continue in full force and effect as if such invalid provision had never been included herein.

33.LANDLORD’S SIGNS

33.1Landlord may at any time place on or about the Premises any “For Sale” signs, and at any time during the last one hundred eighty (180) days of the Initial Term, or (if appropriate) the last one hundred eighty (180) days of the last exercised Renewal Term and provided Tenant has not exercised any renewal rights it may have, Landlord may place “For Lease” signs on or about the Premises and/or the Building.

34.	QUIET ENJOYMENT.

34.1Landlord covenants that Tenant, upon paying the Rent and faithfully performing Tenant’s other obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Initial Term and the Renewal Term (if appropriate) without hindrance, ejection or molestation by any person other than any such person claiming under Tenant.

35.LANDLORD’S DEFAULT.

35.1In the event Landlord shall fail to perform or observe any term, covenant, or condition of Landlord hereunder after thirty (30) days written notice from Tenant of such failure or, if such failure is not capable of being cured within such thirty (30) day period and Landlord shall fail to commence to cure the same within such thirty (30) day period and thereafter diligently pursue such cure to completion within a reasonable time, then Tenant shall have the right (but not the obligation) to perform such obligation and to charge the cost thereof to Landlord, provided that Tenant shall have the right to perform such obligation immediately and without notice in the case of an emergency or material interference with Tenant’s ability to use the Premises. Tenant shall submit a bill to Landlord for the reasonable cost of performing such work, which amount shall be payable by Landlord within thirty (30) days after receipt thereof.

36.ATTORNEYS FEES.

36.1In any proceeding which Landlord or Tenant may prosecute to enforce such party’s rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party, including reasonable Attorney’s fees. Prior to commencing any proceeding, the parties shall each submit to the other a final offer of settlement. The failure of a party (as plaintiff) to submit a settlement offer shall be deemed a demand for all of the relief requested in such party’s complaint and the failure of a party (as defendant) to submit a responding settlement offer within ten (10) days after receipt of the settlement offer from the plaintiff party shall be deemed a rejection of any relief for the benefit of the plaintiff party. If the forum in which the proceeding is heard renders a judgment at least as favorable to a party as such party’s settlement offer, then such party shall be deemed the prevailing party for the purposes of this Section 36.1.

37.	ACCORD AND SATISFACTION.

37.1No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check (or contained in any letter accompanying any check) be deemed to constitute an accord and satisfaction, and Landlord may accept any such payment of a lesser amount without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy provided in this Lease, or available at law.

38.REPRESENTATIONS AND WARRANTIES OF TENANT.

38.1Tenant and Landlord represent and warrant to each other as follows:

(a)It has all requisite power and authority to execute, deliver and perform its obligations under this Lease;

(b)the execution and delivery of this Lease, and the performance by it of all of its obligations hereunder, have been duly and effectively authorized by all necessary action on the part of it;

(c)this Lease has been duly executed and delivered by an authorized representative of it;

(d)the execution and delivery by it of this Lease and the performance by it of its obligations hereunder will not:

(i)result in a breach of any of the terms or provisions of, or constitute a default (or a condition which upon notice or lapse of time or both would constitute a default) under any agreement, instrument or obligation to which it is a party or by which it is bound; and

(ii)will not constitute a violation of any applicable Laws, or any order, judgment, writ, injunction or decree applicable to it of any Governmental Entity;

(e)there are no judgments, actions, suits or proceedings existing or pending (or, to the knowledge of its officers threatened) against it which can be reasonably be expected to have a material adverse effect upon its performance under this Lease; and

(f)This Lease constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, but subject to the availability of equitable remedies and to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

39.	BINDING EFFECT.

39.1This Lease shall inure to the benefit of Landlord and Tenant, and their respective successors, heirs and assigns, as appropriate. Words importing the singular number include the plural number and vice versa.

40.ENTIRE AGREEMENT AND GOVERNING LAW.

40.1This Lease contains the entire agreement between Landlord and Tenant and all prior negotiations and agreements are merged into this Lease. This Lease may not be changed, modified, terminated or discharged, in whole or in part, nor any of its provisions waived except by a written instrument which (i) expressly refers to this Lease, and (ii) is executed by the party against whom enforcement of such change, modification, termination, discharge or waiver is sought. All Exhibits attached hereto or referred to herein form an integral part of this Lease and are hereby incorporated by reference.

40.2The laws of the State of Connecticut shall govern and control the validity, interpretation, construction, performance and enforcement of this Lease and shall apply to any disputes or controversies arising out of or pertaining to this Lease.

41.APPROVAL OF LENDER.

41.lThis Lease will not be effective until approved by the Fee Mortgagee if such approval is required under the term of the loan documents between Landlord and Fee Mortgagee.

No further text on this page – signature page follows.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

Signed, scaled and delivered
in the presence of:

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

Signed, sealed and delivered
in the presence of:

EXHIBIT A

DESCRIPTION OF LAND

A certain piece or parcel of land, together with the buildings thereon, situated on Eagle Road, so-called in the City of Danbury, County of Fairfield and State of Connecticut, shown and designated as Lot No. 35 on a certain map entitled: “Subdivision Commerce Park Scollins Tract, RE: Lots No. 34 & 35, located on Eagle Road, Danbury, Conn.”, Certified Substantially Correct, Douglas Watson, P.E. & L.S., Scale I” - 100’, dated January 6, 1967, which map is on file in the office of the Town Clerk of said Danbury as Map No. 4135, to which reference may be had:

Together with:

All that certain piece or parcel of land, together with the buildings thereon, situated on Eagle Road in the City of Danbury, County of Fairfield and State of Connecticut, being shown and designated as Parcel No. 30 on a certain map entitled: “Subdivision, Commerce Park, Scollins Tract, Re: Lots No. 34 & 35, located on Eagle Road, Danbury, Conn.,” Certified Substantially Correct, Douglas Watson, P.E. & L.S., Scale 1” - 100’, Jan. 16, 1967, which map is on file in the Office of the Town Clerk of said Danbury as Map No. 4135, to which reference may be had for a more particular description thereof.

EXHIBITB

FLOOR PLAN OF PREMISES

FIRST AMENDMENT TO AGREEMENT OF LEASE

AGREEMENT made as of the 26th day of March, 2021 by and between EAGLE ROAD, LLC, a Connecticut Limited Liability Company having an address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”) and CAM2 TECHNOLOGIES, LLC., a Connecticut Limited Liability Company having an address at 41 Eagle Road, Unit E, Danbury, Connecticut 06810 (“Lessee,” and together with the Lessor, the “Parties”).

RECITALS

A.

Lessee has leased certain land and improvements known as 41 Eagle Road, Danbury, Connecticut (the “Leased Premises”) pursuant to a lease dated October 7, 2019 between EAGLE ROAD, LLC, as original Lessor, and CAM2 TECHNOLOGIES, LLC, as original Lessee (the “Lease”) for approximately 6,083 square feet and wishes to lease an additional 2,784 square feet, for a total of 8,867 square feet of space;

B.	The Parties wish to confirm and ratify the Commencement Date of the Lease is on or about May 15, 2021 due to the delays in acquiring the City of Danbury Certificate of Occupancy;
C.	Lessee shall pay to maintain the HVAC system and Lessor shall pay for repairs to HVAC system.
D.

Lessee will pay Electric and Gas estimated based on a factor of 1.8 times the average monthly utilities from Lessee’s previous space at 6 Finance Dr, Danbury, CT 06810. The calculation details shall be provided to Eagle Road, LLC. This payment will terminate upon installation of separate electric and gas metering for Lessee’s leased space.

E.

Lessor shall buildout the floor layout for the additional 2,784 square feet as described in the floor layout plans prepared by Stephen Griss, AIA, titled “41 Eagle Rd #5 – 1st Floor Proposed Suite Area Plan”, dated December 29, 2020 and attached hereto. This new space shall be equivalent to the existing leased space in terms of the electrics, VCT tile, carpeting, ceiling tiles and the like. The entrance and double doors shall be moved and the space subdivided into offices in accordance with the plan.

F.	Lessor shall provide five (5) visitor parking spots in front of the building for Lessee’s use.

G.	The Parties wish to agree on the apportionment of responsibility of Maintenance and Repairs for the leased space enumerated under Section 9 between Lessor and Lessee;
H.	In consideration of their mutual covenants and agreements contained herein, and intending to be legally bound, the Parties do hereby agree as follows:

AGREEMENT

1.

The Parties hereby agree, acknowledge, ratify and confirm that the Commencement Date of the Lease shall be on or about May 15, 2021 due to delays in Lessee acquiring a Certificate of Occupancy from the City of Danbury.

2.

For the avoidance of doubt, the Parties further agree, acknowledge, ratify and confirm that during the Initial Term Tenant shall pay as Fixed Rent on the first Business Day of each month an annual rent of FORTY-FIVE THOUSAND FORTY-FOUR AND 36/100 ($45,044.36) DOLLARS, payable in equal monthly installments of THREE THOUSAND SEVEN HUNDRED FIFTY-THREE AND 70/100 ($3,753.70) DOLLARS (partial months will be prorated).

3.

In the event that Tenant shall exercise the Renewal Option for the First Renewal Term pursuant to Section 23 hereafter, then commencing on October 1, 2024, and continuing through the First Renewal Term, Tenant shall pay as Fixed Rent on the first Business Day of each month an annual rent of FIFTY-THOUSAND, THREE HUNDRED SIXTY-FOUR AND 56/100 ($50,364.56) DOLLARS, payable in equal monthly installments of FOUR THOUSAND ONE HUNDRED NINETY-SEVEN AND 05/100 ($4,197.05) DOLLARS.

4.	Paragraph 9 of the Lease is deleted in its entirety and replaced with the following:

9. MAINTENANCE AND REPAIRS

9.1 Landlord’s Obligations. Landlord shall, at its sole cost and expense (subject to reimbursement, as applicable), maintain the structural soundness of the roof, foundation, floors and exterior walls, and shall keep the foregoing items and the heating, air conditioning, ventilation, electrical and plumbing systems and Landlord’s fixtures at the Building (but not the windows) in good repair, reasonable wear and use and maintenance occasioned by Tenant’s misuse or negligence excepted. Landlord shall, at its sole cost and expense (subject to reimbursement, as applicable), keep the driveway, parking area and sidewalks clean and free and clear of ice, snow, debris and other obstructions, maintain all landscaped areas and mow all grass areas on a regular basis during the growing season. In the event of repairs contemplated in Section 9 the provisions shall control. Landlord acknowledges that Tenant’s business operations are highly sensitive to temperature, and that Tenant could suffer substantial damages in the event the HVAC malfunctions. As a consequence, Landlord agrees to use its best efforts to remedy any problems with the HVAC system within 48 hours after written notice thereof from Tenant.

9.2 Landlord’s Inability to Perform. Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop, interrupt or delay (a) repairing or replacing any service, equipment or fixtures serving the Premises and (b) the use of any Building facilities, at such times and for as long as may reasonably be required by any cause beyond the reasonable control of Landlord. No such stoppage or interruption shall entitle Tenant to any abatement of rent or other compensation, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage, interruption or delay. Landlord shall use reasonable efforts to reinstate any service or use which may be stopped or interrupted as aforesaid.

9.3 Tenant’s Obligations. Tenant shall at its own cost and expense keep and maintain all other portions of the Premises not included as part of Landlord’s Obligations as set forth in Section 9.1 above, in good, safe and sanitary order, condition and repair, reasonable wear and use excepted, and will suffer no waste. During the Term, Tenant shall, at its sole cost and expense, purchase a service contract for the heating, air conditioning and ventilation systems in the Building, which contract shall be reasonably acceptable to Landlord.

5.	Except as specifically modified hereby, all the terms and conditions of the Lease remain in full force and effect.
6.	All capitalized terms used, but not defined, herein shall have the definitions attributed thereto in the Lease.
7.	This Agreement shall be construed in accordance with the laws of the State of Connecticut.
8.	This Agreement may not be changed or modified, in whole or in part, except by written instrument executed by the party against whom enforcement of such change or modification is sought.
9.	The Recitals on page one of this First Amendment to Agreement of Lease are hereby incorporated into the terms and conditions of this Agreement.
10.	This Agreement may be executed in multiple counterparts, each of which shall be considered an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Lessee and Lessor have executed this Agreement as of the date first above written.

LESSOR:

EAGLE ROAD, LLC
Its Sole Member and Manager

By:
Melvyn J. Powers
Its President

LESSOR:

CAM2 TECHNOLOGIES, LLC.

By:	/s/ Craig Markleski
	Name:	Craig Markleski
	Title:	CFO

COMMENCEMENT DATE AGREEMENT

Attached to and made a part of Lease bearing the Lease Effective Date of November 1, 2021 by and between 360 Danbury Investors, as Landlord and Cam 2, as Tenant.

THIS MEMORANDUM, made as of November 22, 2021, by and between 360 Danbury Investors (“Landlord”) and CAM2 (“Tenant”).

Recitals:

A.	Landlord and Tenant are parties to that certain Lease, dated for reference April 27, 2021 (the “Lease”) for certain premises (the “Premises”) consisting of 8,867 rentable square feet at 41 Eagle Rd.
B.	Tenant is in possession of the Premises and the Term of the Lease has commenced.
C.	Landlord and Tenant desire to enter into this Memorandum confirming the Commencement Date, the Termination Date and other matters under the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1.	The actual Commencement Date is December 1, 2021.
2.	The actual Termination Date is November 30, 2024.
3.	The schedule of the Annual Rent and the Monthly Installment of Rent is as follows:

Months To	Months From	Rentable Square Footage	Monthly Rent per Square Foot	Annual Rent	Monthly Installment of Rent
11/30/24	12/1/21	8867		45044.36	3753.70
11/30/29	12/1/24	8867		50364.56	4197.05
Date.	Date.
Date.	Date.
Date.	Date.
Date.	Date.

4.	Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

LANDLORD:		TENANT:

By:	/s/ Peter Marsh	By:	/s/ Craig Markleski

Name:	Peter Marsh	Name:	Craig Markleski

Title:	Member	Title:	CFO, Member

Date:	Dec 7, 2021	Date:	12/13/2021

SECOND AMENDMENT TO LEASE (RELOCATION)

THIS SECOND AMENDMENT TO LEASE (RELOCATION) (the “Amendment”) is made and entered into as of September 13, 2023 (“Effective Date”), by and between 360 DABURY INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and CAM2 TECHNOLOGIES, LLC, a Connecticut limited liability company (“Tenant”).

RECITALS

A.Landlord, as successor in interest to original landlord, and Tenant are parties to that certain Agreement of Lease dated October 7, 2019, as amended by that certain First Amendment to Agreement of Lease dated April 27, 2021 (“First Amendment”) (collectively, the “Lease”) pursuant to which Landlord leased to Tenant approximately 8,867 square feet on the first floor (the “Premises” and sometimes referred to herein as the “Original Premises”), in a building commonly known as 41 Eagle Road. Danbury. Connecticut 06813 (the “Building”).

B.Tenant shall be relocated to other premises in the Building. as more particularly set forth herein below.

C.Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Relocation. Landlord and Tenant agree that Tenant shall relocate from the Original Premises to other premises containing approximately 29,324 square feel on the third (3rd) floor of the Building (the “New Premises”), in accordance with the terms and conditions of this Amendment. On or before the New Premises Delivery Date (as defined below), Tenant shall provide Landlord with written evidence in form and substance satisfactory to Landlord that the insurance Tenant is required to carry pursuant to Article 7 of the Lease covers the New Premises (in addition to the Original Premises) and Tenant’s business and other activities conducted therein. During the period commencing on the New Premises Delivery Date and continuing through and including the date Tenant completely vacates and surrenders the Original Premises to Landlord as more particularly described herein, the term “Premises” shall be deemed to refer to both the New Premises and the Original Premises. Such relocation from the Original Premises to the New Premises shall be performed and completed within the period (the “Relocation Period”) commencing on the New Premises Delivery Date and expiring thirty (30) days thereafter, and during times reasonably determined solely by Landlord. During the Relocation Period, Tenant shall use its best efforts to not interfere with or disrupt the operations of Landlord or other tenants and occupants of the Building. “New Premises Delivery Date” shall mean the date Landlord delivers possession of the New Premises to Tenant with the Landlord’s New Premises Work Substantially Complete (as defined in Section 6 below). The New Premises Delivery Date will be no earlier than receipt of City of Danbury Certificate of Occupancy for the New Premises.

2.

Surrender of Original Premises. Effective at 5:00 p.m. Eastern Time on or before the expiration of the Relocation Period (“Surrender Date”), Tenant’s right to possession of the Original Premises shall be terminated, whereupon the Lease shall terminate as to the Original Premises, except for any obligations or sums that will have heretofore accrued and then remain unsatisfied. On the Surrender Date, Tenant shall vacate and surrender the Original Premises to Landlord in accordance with this Amendment and with the provisions of the Lease, removing from the Original Premises any and all of its moveable trade fixtures, equipment, signs and other moveable personal property (“Tenant’s Property”). In the event Tenant does not vacate and surrender the Original Premises on or prior to the Surrender Date in accordance with the Lease and as required herein, all of the provisions of the Lease shall continue to apply to the Original Premises and Landlord shall have all of the rights and remedies with regard to such holding over as set forth in the Lease.

3.

New Premises Term. The Term of the Lease for the New Premises (the “New Premises Term”) shall commence on the New Premises Delivery Date (the “New Premises Commencement Date”) and shall expire on the expiration of the 120th full calendar month thereafter (the “New Premises Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. Within thirty (30) days following the New Premises Commencement Date. Tenant shall execute and deliver to Landlord a confirmation of certain dates applicable to this Lease substantially in the form attached hereto as Exhibit C and incorporated herein by this reference. If Tenant fails to timely execute such confirmation, then Tenant shall be deemed to have certified all information contained therein.

4.

New Premises Fixed Rent. Commencing on the New Premises Commencement Date, Tenant shall pay Fixed Renr on the New Premises (referred to herein as the “New Premises Fixed Rene” or “Fixed Rent”) in accordance with the schedule below.

Months*	Annual Rate PSF	Monthly of Fixed Rent	Annual Fixed Rent

01 - 36**	$11.00	$19,570.83	$234.850.00

37-48	$11.00	$26,880.33	$322.564.00

49-60	$11.33	$27.686.74	$332.240.92

61-72	$11.67	$28.517.59	$342.211.08

73-84	$12.02	$29,372.87	$352.474.00

85-96	$12.38	$30.252.59	$363,031.12

97 - 108	$12.75	$31.156.75	$373.881.00

109 - 120	$13.13	$32.085.34	$385,024.00

*In the event that the new Premises Commencement Date is not the 1st day of a calendar month, then, for purposes of the Fixed Rent schedule set forth herein, month 01 shall include the first full calendar month of the Term, plus the partial month during which the Commencement Date occurs, and Fixed Rent for such partial month shall be prorated.

**Notwithstanding anything contained herein to the contrary, during the first 36 calendar months of the New Premises Term, Fixed Rent shall be calculated on the basis of a New Premises square footage of 21,350.

5.

Condition of New Premises; Landlord’s New Premises Work. Subject to Landlord’s completion of Landlord’s New Premises Work, effective as of the New Premises Delivery Date, Tenant shall accept delivery of the New Premises in “As Is” condition and Landlord shall have no obligation to improve, remodel. alter or otherwise modify or prepare the New Premises for Tenant’s occupancy. On or before New Premises Delivery Date, Landlord, at Landlord’s sole cost and expense, shall deliver exclusive possession of the New Premises to Tenant in a “broom clean” condition with the Approved NP Plans (as defined below), which shall be prepared substantially in accordance with the preliminary space plan attached hereto as Exhibit A (the “Preliminary Plan of NP Work”). By taking possession of the New Premises, Tenant is deemed to have inspected the New Premises and accepted the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided in the Lease and this Amendment.

Promptly after the Effective Date, Landlord and Tenant shall work in a diligent, good faith manner to mutually agree upon the final plans for Landlord’s New Premises Work. Within ten (10) Business Days after the Effective Date, Tenant shall deliver Landlord a proposed plan and scope for the Landlord’s New Premises Work. Landlord shall review the same and prepare an estimated budget in connection therewith within a reasonable time thereafter, and the parties shall work diligently to finalize and mutually approve the plan and scope for the Landlord’s New Premises Work (such mutually approved plans and scope shall be referred to herein as the “Approved P Plans” The work set forth in the approved plan and scope shall be known as “Landlord’s New Premises Work” for purposes of this Amendment. As part of Landlord’s New Premises Work Landlord shall construct a loading dock and a shipping/receiving cage on the first floor for Tenant’s use. Notwithstanding anything contained in this Amendment to the contrary. if the plans and scope have not been approved within sixty (60) days after the Effective Date. then Landlord shall have the right to terminate this Amendment upon written notice to Tenant. and this Amendment and Tenants right to the New Premise shall terminate unless the Approved NP Plans are memoriali7ed within ten (10) Business Days after Landlord’s delivery of such termination notice. If this Amendment is terminated. the Lease for1he Original Premises shall continue in full force and effect in accordance with the Lease.

Tenant shall have the obligation. within five (5) days after Landlord’s delivery of the New Premises to Tenant with the Landlord’s New Premises Work complete, to prepare a punch list (to be signed by both Landlord and Tenant) of all items to be completed and/or corrected (the “Punch List Items”) based on Tenant’s reasonable inspection of the new Premises with Landlord or Landlord’s representatives within such 5-day period. Any items not listed or described on such punch I ist shall be deemed accepted by Tenant. Landlord shall use reasonable efforts to remedy any Punch List Items within thirty (30) days after creation of the punch list (provided that. if any such Punch List Item require more than thirty (30) days to complete, Landlord shall have such additional time as may be required to complete same so long as Landlord commences the completion of the same within the thirty (30) da) period and proceeds with commercially reasonable diligence to complete the same).

6.

Tenant’s New Premises Work. Tenant shall supply drawings to Landlord’s architect for the improvements set forth on page 4 Iisted as “CAM2 Responsibility. which such improvements shalI be completed by Landlord’s contractor but paid for by Tenant. For purposes of clarity, such items shall not be considered part of Landlord’s New Premises Work. If Tenant desires to complete any additional improvements in the Premises then Tenant shall submit plans for approval by Landlord per Exhibit B.

7.

Tenant Financial Statements. Tenant will supply to Landlord financial statements as well as the Tenant’s IRS annual tax filing FI065 upon request from Landlord. which shall be no more then semi-annually. If for any reasonable condition of delays in payment of rent the Landlord and Tenant will in good faith consider a security deposit of some agreed upon amount.

8.

Additional Rent. During the New Premises Term, “Tenant’s Share” shall be 15.12%, which is calculated based on Tenants space of 29,324 sqft of a total complex of 194,000 sqft. Landlord further confirms that the operating expense will be calculated consistent with current Lease amendment 1. An estimate of the Additional Rent as of the Effective Date is $2.05 per sqft, however the parties acknowledge that the foregoing amount is just an estimate and that the actual Additional Rent shall be calculated pursuant to the terms of the Lease.

9.

New Premises Signage. Tenant, at Tenant’s cost and expense, as part of Tenant’s New Premises Work, may install identification signage on the exterior of the Building and in the lobby of the Building with Landlord’s prior review and approval thereof, and installed in accordance with all applicable laws.

10.

Parking. Tenant shalt be entitled to park in common with other tenants of the Building. Landlord may allocate parking spaces among Tenant and other tenants in the Building as Landlord desires. Landlord agrees that Tenant shall at all times during the Lease Term be entitled to the use of 70 unreserved parking spaces at the Building.

11.	Extension Options. Landlord and Tenant each acknowledge and agree that Tenant has no further option to extend the Tenn of the Lease.

12.

Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the Effective Date (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Premises. Subject to the provisions of Section 2 herein, the terms “Premises” and “New Premises” shall each mean the premises containing approximately 29,324 square feet.

B.	Landlord’s Notice and Rent Payment Address. Landlord’s address for notices and payment of Rent shall be as follows:

Notice Address:

Jemcap, LLC

1345 Avenue of the Americas, 33rd Floor
New York. NY 10105

Attn: Peter Marsh

Rent Payment Address:

360 Danbury Investors LLC

Cushman & Wakefield

PO Box 70279

Newark, NJ 07101-0077

13.	Miscellaneous.

A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement. improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease. unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions. conditions and terms of the Lease shall remain unchanged and in full force and effect.
C.	In the event of any inconsistency between the terms and provisions of the Lease and this Amendment. the terms and provisions of this Amendment shall govern and control.
D.	Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease.
E.

No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of such party.

F.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document, provided that all parties are furnished a copy thereof reflecting the signature of all parties.

G.

Each party to this Amendment hereby represents and warrants that the individual(s) executing this Amendment on behalf of such party has/have full power and authority to execute and deliver the same and to bind such party.

H.

Landlord and Tenant hereby agree that submission of this Amendment by Landlord shall not constitute an offer to amend the Lease. This Amendment shall be effective only upon the execution of this Amendment by all parties hereto.

I.

Each of the parties represents and warrants to the other that such party has not dealt with any broker in connection with this Amendment. Landlord and Tenant shall cnch indemnify, defend and hold harmless the other from all damages (including reasonable attorneys’ fees) resulting from any claims that may be asserted against Landlord or Tenant by any broker. finder or other person claiming to have represented the indemnifying party in connection with this Amendment.

J.

Tenant represents that it holds the entire tenant interest in the Lease and that it has not made any assignment. sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease. Tenant may request to sublease a portion or all with landlord’s prior consent of which consent would not be unreasonably be withheld.

K.

It is agreed and understood that Tenant may acknowledge only the existence of an agreement between Landlord and Tenant pertaining to the Lease, and that Tenant may not disclose any or the terms and provisions contained in this Amendment to any tenant or other occupant in the Building or to any agent, employee. subtenant or assignee of such tenant or occupant. Tenant acknowledges that any breach by Tenant in this Section shall cause Landlord irreparable harm. The terms and provisions of this Section shall survive the termination of the Lease (whether by lapse of time or otherwise).

[This Amendment includes the following exhibits and attachments, which are hereby incorporated into and made a part of this Amendment: Exhibit A (Preliminary Plan of NP Work). Exhibit B (Tenant Work Letter). Exhibit C (Commencement Certificate)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Effective Date set forth above.

LANDLORD:

360 DANBURY INVESTORS, LLC,
a Delaware limited liability company

By:	/s/ Peter Marsh
Name:	Peter Marsh
Title:	Member

TENANT:

CAM2 TECHNOLOGIES, LLC,
a Connecticut limited liability company

By:	/s/ Craig Markleski
Name:	Craig Markleski
Title:	CFO, Managing Partner

EXHIBIT A

PRELIMINARY PLAN OF NP WORK

See attached.

1

1

2

3

4

EXHIBIT B

TENANT WORK LETTER

A.Tenant’s Plans

(i)           Tenant. at Tenant’s sole cost and expense, except as otherwise provided herein, shall cause a licensed architect and MEP engineer approved by Landlord to prepare complete, finished architectural plans and specifications in sufficient detail as to heat loads, ventilation, electrical loads and plumbing requirements for preparation of HVAC, mechanical, electrical, plumbing, life safety fire protection, structural and telephone drawings by other professionals engaged by Tenant, including all dimensions and specifications (collectively “Tenant’s Plans”) for all work to be performed in the New, Premises as tenant improvements. Tenanrs Plans shall include all information which may be required by Landlord’s engineers in connection with mechanical plans.

(ii)           Tenant’s Plans are expressly subject to Landlord’s prior wrinen approval in accordance with the tenns of this Exhibit B and the Lease. Neither review nor approval by Landlord of any of Tenant’s Plans shall constitute a representation or warranty by Landlord that Tenant’s Plans are complete or suitable for their intended purpose, or comply with applicable Laws, it beingexpressly agreed by Tenant that Landlord assumes no responsibility or liability to Tenant or to any other person or entity for such completeness. suitability or compliance.

(iii)           Tenant shall make no changes in Tenant’s Plans after approval thereof by Landlord without the prior written consent of Landlord.

(iv)           Tenant shall deliver the Tenant’s Plans. along with its preliminary space plans, to Landlord as soon as reasonably possible after the Effective Date of the Amendment. Revised plans incorporating any changes requested by Landlord shall be resubmitted to Landlord within ten (10) business days afler notice of disapproval is delivered to Tenant. Landlord shall, within ten (10) business days after submission of any of Tenant’s Plans, either (i) approve Tenant’s Plans as submitted, or (ii) advise Tenant of the changes required in Tenant’s Plans in order to meet Landlord’s requirements. In the event Landlord fails to provide Tenant with any written response during the aforesaid 10 busincss day period. Tenant shall provide Landlord with a written reminder notice alerting Landlord that Landlord has failed to respond to the proposed Tenant’s Plans for Tenant’s New, Premises Work and stating that such Tenant’s Plans shall be deemed approved if Landlord’s written notice of disapproval is not received within five (5) business days following such reminder notice. If Landlord fails to provide any written response within such five (5) business day period following such reminder notice and Tenant’s Plans for theNew Premises, then Tenant’s Plans shall be deemed approved as submitted.

(v)           If Tenant shall desire any changes. Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and foasible manner. Any and all costs of reviewing any requested changes and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord within twenty (20) days after demand therefor.

(vi)           Tenant shall be responsible for all elements of the design of Tenant’s Plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the New Premises and the placement of Tenant’s furniture, appliances and

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equipment), and Landlord’s approval of Tenanfs Plans shall in no event relieve Tenant of the responsibility for such design.

B.Tenant’s New Premises Work

(i)           Tenant. following the New Premises Delivery Date and the full and final execution and delivery of the Amendment to which this Exhibit B is attached, shall commence construction of the alterations and improvements in the New Premises (the “Tenant’s New Premises Work”). which shall include, without limitation, (a) work required to distribute water and other utilities to the New Premises. (b) installation of all cabinetry and furniture in the kitchen. laboratory, training room. machine shop and demo room, (c) providing the exhaust for the laboratory, machine shop and training room, etc. Notwithstanding the foregoing, Tenant and its contractors shalI not have the right to perform Tenant’s New Premises Work unless and until Tenant has complied with all of the terms and conditions of Article 10 of the Lease and this Exhibit B. including, without limitation, approval by Landlord of the Tenanrs Plans for the Tenant’s New Premises Work and the contractors to be retained by Tenant to perform such Tenant’s New Premises Work, and Tenant shall have the right to perform the Tenanfs New Premises Work concurrently with Landlord’s New Premises Work, to the extent permitted by Landlord. Landlord’s approval of the contractors to perfonn the Tenant’s New Premises Work shall not be unreasonably withheld. Tenant agrees that all services and work performed on the New Premises b), on behalf of or for the account of Tenant, including installation of telephones, carpeting, materials and personal property delivered to the New Premises, shall be performed only by persons covered by a collective bargaining agreement with the appropriate trade union.

(ii)           Tenant agrees that any such entry into the New Premises prior to the New Premises Delivery Date shall be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent, and Tenant further agrees that in connection therewith Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s New Premises Work and/or to property placed in the Premises prior to the New Premises Delivery Date and thereafter, the same being at Tenant’s sole risk. Tenant shall allow Landlord reasonable access to the New Premises for inspection purposes at all times during the period that Tenant is performing any Tenant’s New Premises Work. Tenant and Tenant’s agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not unreasonably interfere with Landlord and Landlord’s agents or contractors in the performance of work for other tenants and occupants of the Building. If at any time such entry shall, in the judgment of Landlord, cause or threaten to cause disharmony or interference, or fails to follow Landlord’s rules and regulations, Landlord shall have the right to withdraw such permission upon twenty-four (24) hours’ notice to Tenant.

(iii)           Landlord shall also provide Tenant with access to loading docks, freight elevators, construction hoists and electrical service in connection with the completion or Tenant’s New Premises Work. Tenant shall reimburse Landlord for the actual, out of pocket labor cost of the use of the construction hoists by Tenant after business hours; provided, however that the first 48 hours of such after-hours use shall be at no charge to Tenant. Scheduling of Tenant’s New Premises Work and the use of loading docks, freight elevators and construction hoists shall be subject to advance scheduling as reasonably determined by Landlord.

(iv)           Tenant shall accumulate its trash in containers supplied by Tenant or Tenant’s general contractor and shall not permit trash to accumulate within the New Premises or in any Building corridors or public areas. Tenant shall perform Tenant’s New Premises Work in a manner that dust or dirt is contained entirely within the New Premises, and Tenant shall cause Tenant’s contractors to leave the Premises in broom clean condition at the end of each day. Should Landlord deem it necessary to remove

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Tenant’s trash because of accumulation, Tenant shall pay to Landlord an additional charge for such removal on a time and material basis immediately upon demand as additional Rent.

C.Miscellaneous

(i)            Except as expressly set forth in the Amendment and the Lease, Tenant agrees to accept the New Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or incur any costs in connection with the Tenant’s New Premises Work.

(ii)            This Exhibit shall not be deemed applicable to any additional space added to the New Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Original Premises or any additions to the New Premises in the event of a renewal or extension of the Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT C

COMMENCEMENT CERTIFICATE

Re:Second Amendment to Lease (Relocation) (the “Amendment”) dated                              , 20        between 360 DANBURY INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and CAM2 TECHNOLOGIES, LLC, a Connecticut limited liability company (“Tenant”) for the premises located at 41 Eagle Road, Danbury, Connecticut 06813 (“New Premises”)

Landlord and Tenant hereby confirm as of this              day of                     , 20     , the following:

1.	The New Premises Delivery) Date occurred on , 20 , and Tenant is currently occupying the same.

2.	The Surrender Date is

3.	New Premises Expiration Date is

4.All alterations and improvements required to be performed by Landlord pursuant to the terms of the Amendment to prepare the entire New Premises for Tenant’s initial occupancy have been satisfactorily completed, Copy of City of Danbury Certificate of Occupancy to be supplied to Tenant

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the same definitions as set forth in the Lease.

In the event of any inconsistency between the terms and conditions of the Amendment and Lease and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and control.

LANDLORD:	TENANT:

DANBURY INVESTORS, LLC, a Delaware limited liability company	CAM2 TECHNOLOGIES, LLC, a Connecticut limited liability company

By:	By:
Name:	Name:	Craig Markleski
Title:	Title:	CFO, Managing Partner

ASSIGNMENT AND ASSUMPTION

OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (“Agreement”) is made and entered into this 29th day of May, 2024, by and between CAM2 Technologies, LLC, a Delaware limited liability company (“Assignor”) and 908 Devices Inc., a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor, as “Tenant”, and 360 Danbury Investors, LLC, a Delaware limited liability company, as “Landlord”, entered into that certain Agreement of Lease dated October 7, 2019 (the “Original Lease”), as amended by that certain First Amendment to Agreement of Lease dated April 27, 2021 (“First Amendment”), as amended by that certain Second Amendment to Lease dated September 13, 2023 (the “Second Amendment”, and together with the Original Lease and the First Amendment, collectively, the “Lease”) pursuant to which Landlord leased to Tenant space in the building commonly known as 41 Eagle Road, Danbury, Connecticut 06813 (the “Building”); and

WHEREAS, on April 29, 2024, Assignee entered into an Equity Purchase Agreement with Assignor and other related parties, pursuant to which Assignee purchased on such date, all right, title and interest in and to all of the issued and outstanding equity interests of Assignor, and pursuant to which Assignor became a wholly owned subsidiary of the Assignee on such date; and

WHEREAS, Section 15 of the Lease provides that all or any part of Tenant’s interest in the Lease may be assigned by Tenant without consent of the Landlord in connection with a sale of all or substantially all assets of Tenant, or a change of control event;

WHEREAS, Assignor desires to assign all of its right, title and interest in the Lease to Assignee and Assignee desires to assume Assignor’s obligations under the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Assignment. As of the date of this Agreement (the “Effective Date”), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Lease including any and all prepaids and other rights or entitlements of Assignor under the Lease, subject to all of the terms, covenants, conditions and provisions of the Lease.

2.	Assumption. From and after the Effective Date, Assignee hereby assumes, covenants and agrees to keep and perform each and every obligation of Assignor under the Lease. Assignee agrees to be bound by each and every provision of the Lease as if it had executed the same.

3.	Assignor’s Representations and Warranties. Assignor represents and warrants to Assignee that:

a.	the Lease is in full force and effect, unmodified except as provided in this Agreement;
b.	Assignor’s interest in the Lease is free and clear of any liens, encumbrances or adverse interests of third parties;
c.	Assignor possesses the requisite legal authority to assign its interest in the Lease as provided herein; and
d.	There are no sums due and owing by Assignor under the Lease as of the Effective Date hereof, and there exists no condition of default thereunder.

4.	Entire Agreement. This Agreement embodies the entire understanding of the parties hereto and there are no other agreements or understandings written or oral in effect between the parties relating to the subject matter hereof unless expressly referred to by reference herein. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the State of Connecticut in connection with any disputes arising out of this Agreement.

6.	Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

7.	Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that this Agreement may be executed and delivered by electronic signatures and that the signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ASSIGNOR:

CAM2 TECHNOLOGIES, LLC,

a Delaware limited liability company

By: /s/ Michael S. Turner

Name: Michael S. Turner

Title: Vice President, General Counsel

ASSIGNEE:

908 DEVICES INC.,

a Delaware corporation

By: /s/ Joseph H. Griffith IV

Name: Joseph H. Griffith IV

Title: Chief Financial Officer

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of June 4, 2024 (“Effective Date”), by and between 360 DANBURY INVESTORS, LLC, a Delaware limited liability company (“Landlord”), and 908 DEVICES INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord, and Tenant, as successor in interest to CAM2 Technologies, LLC (“Original Tenant”) are parties to that certain Agreement of Lease dated October 7, 2019 (the “Original Lease”), as amended by that certain First Amendment to Agreement of Lease dated April 27, 2021 (“First Amendment”), as amended by that certain Second Amendment to Lease dated September 13, 2023 (the “Second Amendment”, and together with the Original Lease and the First Amendment, collectively, the “Lease”) pursuant to which Landlord leased to Tenant space in the building commonly known as 41 Eagle Road, Danbury, Connecticut 06813 (the “Building”).

B.Pursuant to the Original Lease, Tenant was granted approximately 8,867 square feet of space on the first floor of the Building (the “Original Premises”);

C.Pursuant to the Second Amendment, upon the New Premises Delivery Date, Tenant was to surrender the Original Premises to Landlord, and Tenant was to relocate to certain leased premises of approximately 29,324 square feet on the third floor of the Building (the “New Premises”);

D.As of the Effective Date of this Amendment, the New Premises Delivery Date has not yet occurred and Tenant remains in occupancy of the Original Premises pursuant to the terms of the Lease;

E.Notwithstanding the terms of the Second Amendment, Tenant now desires to continue to occupy the Original Premises from and after the New Premises Delivery Date (in addition to the New Premises), and Landlord agrees to same;

F.Additionally, Original Tenant assigned all of its right, title and interest in and to the Lease to Tenant pursuant to that certain Assignment and Assumption of Lease Agreement dated May 29, 2024.

G.Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Original Premises.  Landlord and Tenant agree that Tenant shall be re-granted the Original Premises.  For all purposes under the Lease, the Original Premises and the New Premises shall be considered part of the Premises, and any use of the term Premises shall mean the space occupied by Tenant on the first and third floors of the Building totaling approximately 38,191 square feet. The Tenant’s occupancy of the Original Premises shall be upon the terms and conditions set forth in the Lease, provided that the Fixed Rent for the entire Premises shall be as set forth herein. The Term of the Lease for both the Original Premises and the New Premises shall expire on the 120th full calendar month after the New Premises Delivery Date.

2.

Fixed Rent.  Commencing on the New Premises Commencement Date, Tenant shall pay Fixed Rent on the Original Premises and the New Premises (referred to herein as the “Fixed Rent”) in accordance with the schedule below.

Months*	Annual Rate PSF	Monthly of Fixed Rent	Annual Fixed Rent
01 – 36	$8.00	$25,460.67	$305,528.00
37 – 48	$11.00	$35,008.42	$420,101.00
49 – 60	$11.33	$36,058.67	$432,704.03
61 – 72	$11.67	$37,140.75	$445,688.97
73 – 84	$12.02	$38,254.65	$459,055.82
85 – 96	$12.38	$39,400.38	$472,804.58
97 – 108	$12.75	$40,577.94	$486,935.25
109 - 120	$13.13	$41,787.32	$501,447.83

*In the event that the new Premises Commencement Date is not the 1st day of a calendar month, then, for purposes of the Fixed Rent schedule set forth herein, month 1 shall include the first full calendar month of the Term, plus the partial month during which the Commencement Date occurs, and Fixed Rent for such partial month shall be prorated.

3.	Additional Rent. Following the New Premises Delivery Date, “Tenant’s Share” shall be 19.69%, which is calculated based on Tenants space of 38,191 square feet of a total complex of 194,000 square feet.
4.

Permitted Use.  The first sentence of Section 3.1 of the Lease is hereby deleted and replaced with the following sentence: “Subject to Tenant's compliance with applicable laws and regulations, Tenant may use the Premises for office, warehouse, distribution, research and development laboratories, engineering, assembly, high tech manufacturing and light manufacturing including, without limitation the use of a machine shop, and any legally permitted use (each, a “Permitted Use”) provided that Tenant shall not permit, allow or cause any obnoxious, disturbing or offensive odors, fumes, gas, noise, or any smoke, dust, steam or vapors, or allow sound or vibration, to originate in or to be emitted from the Building so as to constitute a nuisance and Tenant shall not use the Premises in any other manner which has the effect of causing a nuisance to other occupants of the business park in which the Premises are situated (the “Park”) or which would materially detract from the value or character of the Premises or the Park.”  The other sentences of Section 3.1 remain unchanged.

5.	Miscellaneous.
A.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
C.	In the event of any inconsistency between the terms and provisions of the Lease and this Amendment, the terms and provisions of this Amendment shall govern and control.
D.	Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease.
E.

No inference in favor of or against any party shall be drawn from the fact that such party has drafted any provision of this Amendment or that such provisions have been drafted on behalf of such party.

F.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document, provided that all parties are furnished a copy thereof reflecting the signature of all parties.

G.

Each party to this Amendment hereby represents and warrants that the individual(s) executing this Amendment on behalf of such party has/have full power and authority to execute and deliver the same and to bind such party.

H.

Landlord and Tenant hereby agree that submission of this Amendment by Landlord shall not constitute an offer to amend the Lease.  This Amendment shall be effective only upon the execution of this Amendment by all parties hereto.

I.

Each of the parties represents and warrants to the other that such party has not dealt with any broker in connection with this Amendment. Landlord and Tenant shall each indemnify, defend and hold harmless the other from all damages (including reasonable attorneys’ fees) resulting from any claims that may be asserted against Landlord or Tenant by any broker, finder or other person claiming to have represented the indemnifying party in connection with this Amendment.

J.

Tenant represents that it holds the entire tenant interest in the Lease and that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest in the Lease. Tenant  may request to sublease a portion or all with landlord’s prior consent of which consent would not be unreasonably be withheld.

K.

It is agreed and understood that Tenant may acknowledge only the existence of an agreement between Landlord and Tenant pertaining to the Lease, and that Tenant may not disclose any of the terms and provisions contained in this Amendment to any tenant or other occupant in the Building or to any agent, employee, subtenant or assignee of such tenant or occupant.  Tenant acknowledges that any breach by Tenant in this Section shall cause Landlord irreparable harm.  The terms and provisions of this Section shall survive the termination of the Lease (whether by lapse of time or otherwise).

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Effective Date set forth above.

LANDLORD:

360 DANBURY INVESTORS, LLC, a Delaware limited liability company

By:	/s/ Peter Marsh
Name:	Peter Marsh
Title:	Managing Member

TENANT:

908 DEVICES, INC., a Delaware corporation

By:	/s/ Michael S. Turner
Name:	Michael S. Turner
Title:	Chief Legal and Administrative Officer